Exhibit 4

PURCHASE AGREEMENT

This purchase agreement  (the “Agreement”) is entered into this 19th day of April, 2004, by and between the TCW entities listed on Exhibit A hereto (collectively, “Sellers”) and Ares Corporate Opportunities Fund, L.P. (“Purchaser”), with reference to the following facts:

R E C I T A L S

WHEREAS, Sellers currently own shares of the common stock, $0.01 par value per share (the “Common Stock”), and the preferred stock, par value $.01 per share (the “Preferred Stock,” and together with the Common Stock, the “Stock”), of Samsonite Corporation (the “Company”);

WHEREAS, a principal of the general partner and the manager of the Purchaser is currently a member of the board of directors of the Company;

WHEREAS, Purchaser and its affiliates hold a significant portion of the issued and outstanding Stock of the Company;

WHEREAS, Purchaser may have access to and/or be in possession of material, nonpublic, confidential information regarding the Company and its subsidiaries and/or its affiliates, including without limitation its financial condition, results of operations, businesses, properties, assets, liabilities, management, projections, appraisals, plans (including without limitation potential acquisitions and sales of assets and debt and equity financing activities) and prospects (collectively, the “Information”); and

WHEREAS, Sellers desire to sell and Purchaser desires to purchase 4,110,047 shares of the Common Stock and 1,174 shares of the Preferred Stock as well as all accrued and unpaid dividends related thereto  (such shares and accrued and unpaid dividends being collectively referred to as the “Purchased Shares”) upon the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                       Purchase and Sale of Purchased Shares.

1.1                                 Purchase and Sale.  Sellers hereby sell, transfer and assign to Purchaser for closing on the Settlement Date (as defined below), and Purchaser hereby purchases from Sellers, all of Sellers’ right, title and interest in the Purchased Shares, free and clear of any lien, pledge, or encumbrance of any kind.

1.2                                 Purchase Price.  The purchase price to be paid by Purchaser to Sellers for the Purchased Shares is $2,681,481.21 (the “Purchase Price”).  The Purchase Price shall be paid on the Settlement Date by wire transfer to an account(s) to be designated by Sellers.

1.3                                 Settlement Date. The settlement date shall be April 19, 2004 (“the Settlement Date”) in accordance with this Agreement, and the settlement shall occur at such time and place as mutually agreed upon between Purchaser and Sellers.

1.4                                 Conditions to Settlement.  The obligations of each party to this Agreement are subject to the representations and warranties of the other party contained herein being true and correct on and as of the Settlement Date with the same effect as though such representations and warranties had been made on and as of the Settlement Date.

2.                                       Representations and Warranties of Sellers.  Sellers hereby represent and warrant to Purchaser as follows:

2.1                                 Due Execution, Delivery and Performance by Sellers.  Sellers have full right, power and authority to enter into this Agreement and perform the transactions contemplated hereby.  This Agreement constitutes the valid and legally binding obligation of Sellers, enforceable in accordance with its terms and conditions.  No consent, approval, authorization or other order of any court, regulatory body, administrative agency or other governmental body is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, and the execution, delivery and performance of this Agreement will not violate any judgment, order or decree to which Sellers are subject on the Settlement Date.  The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Sellers.

2.2                                 Title to Securities  Sellers are the sole legal and beneficial owners of the Purchased Shares free and clear of any lien, pledge or encumbrance of any kind.

3.                                       Other Acknowledgements and Agreements of Sellers.  Sellers hereby acknowledge and agree that:

3.1                                 No Disclosure.  This Agreement shall not be deemed to create any contractual duty to disclose any Information.  Sellers acknowledge and agree that (i) Purchaser currently may have access to and/or be in the possession of, and later may come into possession of, Information that is not known to Sellers and that may be material to a decision to buy the Purchased Shares, (ii) Purchaser has no duty (fiduciary or otherwise) to disclose to Sellers any of the Information, (iii)  Sellers have determined to sell the Purchased Shares on the terms and conditions set forth herein notwithstanding their lack of knowledge of the Information and notwithstanding that such Information, if known to Sellers, might affect the price at which Sellers would be willing to sell the Purchased Shares, (iv) Sellers have not requested and will not request from Purchaser any of the Information Purchaser may now have or of which Purchaser may later come into possession, (v) Sellers have not relied in any way upon any act, statement or omission of Purchaser with respect to the Company, any of its subsidiaries, any of its affiliates or the Purchased Shares, (vi) Sellers are experienced, sophisticated and knowledgeable in trading in securities of private and public companies and understands the disadvantage to which they are subject on account of the disparity of information between Purchaser and Sellers and (vii) Sellers have conducted their own investigation, to the extent that they have determined necessary or desirable regarding the Company, and Sellers have determined to enter into and complete the sale of the Purchased Shares based on, among other things, such investigation.

3.2                                 Waiver and Release.  Upon receipt of the Purchase Price, Sellers, on their own behalf and on behalf of their successors and/or assigns, hereby forever waives, releases, discharges and dismisses any and all claims, rights, causes of action, suits, obligations, debts, demands, liabilities, controversies, costs, expenses, fees, and/or damages of any kind (including without limitation any and all claims alleging violations of federal or state securities laws, common-law fraud or deceit, breach of fiduciary duty, negligence or otherwise), whether directly, derivatively, representatively or in any other capacity, against Purchaser, the Company, its subsidiaries or any of their respective affiliates (including without limitation any and all of its and their respective past, present and/or future directors, officers, members, partners, employees, fiduciaries and agents, and each of their respective successors and assigns), in any way based upon, arising from, relating to or involving, directly or indirectly, the sale of the Purchased Shares and the non-disclosure of the Information (so long as such Information does not make false Purchaser’s representations or warranties contained in this Agreement) by Purchaser to Sellers in connection thereto. In connection with the foregoing release, Sellers specifically waive any and all protections afforded by California Civil Code Section 1542, which provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Sellers further hereby specifically waive any and all protections afforded by any state or federal statute or regulation that would, if enforced, have the effect of limiting the enforceability or effectiveness of the foregoing release or other foregoing provisions of this acknowledgment and agreement.

4.                                       Representations and Warranties of Purchaser.  Purchaser hereby represents and warrants to Sellers as follows:

4.1                                 Due Execution, Delivery and Performance by Purchaser. Purchaser has full right, power and authority to enter into this Agreement and perform the transactions contemplated hereby.  This Agreement constitutes the valid and legally binding obligation of Purchaser, enforceable in accordance with its terms and conditions.  No consent, approval, authorization or other order of any court, regulatory body, administrative agency or other governmental body is required for the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, and the execution, delivery and performance of this Agreement will not violate any contract, order or decree to which Purchaser is subject on the Settlement Date.  The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by the Purchaser.

4.2                                 Sophisticated Purchaser.  Purchaser (i) is a sophisticated entity and is able to bear any financial risks associated with the purchase of the Purchased Shares, (ii) has adequate information to make an informed decision regarding the purchase of the Purchased Shares, (iii) has such knowledge and experience, and has made investments of a similar nature, so as to be aware of and understand the risks inherent in the purchase in the Purchased Shares, (iv) has independently, and without reliance upon Sellers, and based on such information as Purchaser has deemed appropriate, made its own analysis and decision to purchase the Purchased Shares, and (v) is purchasing the Purchased Shares with investment intent and not with a view toward distribution.

4.3                                 Unregistered Securities Acknowledgment.  Purchaser understands that the Purchased Shares have not been registered under the Securities Act of 1933, as amended (the “Act”), and may not be sold in the United States except pursuant to an effective registration statement, or pursuant to a duly available exemption from such registration requirements.

4.4                                 Accredited Investor.  Purchaser is an “accredited investor” within the meaning of Regulation D promulgated under the Act.  Purchaser is buying the Purchased Shares for Purchaser’s own account and for investment, not as nominee or agent, and not with the view to or for resale in connection with the distribution thereof.

5.                                       Miscellaneous.

5.1                                 Further Assurances.  Following the execution of this Agreement, each party hereto shall, from time to time, at the requesting party’s cost and expense, execute and deliver such additional instruments, documents, conveyances or assurances and take such other commercially reasonable actions as reasonably have been requested by the other party hereto to confirm and assure the rights and obligations provided for in this Agreement, and render effective the consummation of the transactions contemplated hereby.

5.2                                 Governing Law.  This Agreement and the legal relations between the parties arising hereunder shall be governed by and interpreted in accordance with the laws of New York applicable to agreements made and to be fully performed therein, without respect to the conflict of laws provisions thereof.

5.3                                 Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors and permitted assigns of the parties hereto.

5.4                                 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

5.5                                 Delivery by Facsimile.  This Agreement and any signed agreement or instrument entered into in connection thereto or contemplated thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation of a contract and each such party forever waives any such defense.

5.6                                 Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing, interpreting, implementing or enforcing this Agreement.

5.7                                 Recitals.  The recitals to this Agreement are a part of this Agreement and are to be considered in construing, interpreting, implementing and enforcing this Agreement.

5.8                                 Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes all prior written or oral discussions or agreements among the parties hereto with respect to the subject matter hereof and contains the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

5.9                                 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law, regulation, rule or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect and any trier-of-fact shall interpret this Agreement in the valid, legal and enforceable manner that corresponds most closely to the original intentions of the parties.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

TCW/CRESCENT MEZZANINE PARTNERS, L.P.

By:	TCW/Crescent Mezzanine, L.L.C.
Its Investment Manager

By:	/s/ Tim Costello
Name:	Tim Costello
Title:	Managing Director

TCW/CRESCENT MEZZANINE TRUST

By:	TCW/Crescent Mezzanine, L.L.C.
Its Investment Manager

By:	/s/ Tim Costello
Name:	Tim Costello
Title:	Managing Director

TCW/CRESCENT MEZZANINE INVESTMENT PARTNERS, L.P.

By:	TCW/Crescent Mezzanine, L.L.C.
Its Investment Manager

By:	/s/ Tim Costello
Name:	Tim Costello
Title:	Managing Director

TCW LEVERAGED INCOME TRUST, L.P.

By:	TCW Advisers (Bermuda), Ltd.
as its General Partner

By:	/s/ Randolph Birkman
Name:	Randolph Birkman
Title:	Managing Director

By:	TCW Investment Management Company
as Investment Adviser

By:	/s/ Randolph Birkman
Name:	Randolph Birkman
Title:	Managing Director

Signature Pages

TCW LEVERAGED INCOME TRUST II, L.P.

By:	TCW (LINC II), L.P.
as its General Partner

By:	TCW Advisers (Bermuda), Ltd.
its General Partner

By:	/s/ Randolph Birkman
Name:	Randolph Birkman
Title:	Managing Director

By:	TCW Investment Management Company
as Investment Adviser

By:	/s/ Randolph Birkman
Name:	Randolph Birkman
Title:	Managing Director

Address for Sellers:

11100 Santa Monica Blvd, Suite 2000
Los Angeles, CA 90025
Facsimile:	(310) 235-5967
Attn:	Christopher Wright

ARES CORPORATE OPPORTUNITIES FUND, L.P.

By: ACOF OPERATING MANAGER, L.P., ITS MANAGER

By: ARES MANAGEMENT, INC., ITS GENERAL PARTNER

By:	/s/ Kevin Frankel
Name:	Kevin Frankel
Title:	Vice President

c/o Ares Management LLC
1999 Avenue of the Stars, Suite 1900
Los Angeles, CA 90067
Facsimile:	(310) 201-4197
Attention:	Eric Beckman
Kevin Frankel

EXHIBIT A

SELLERS:

TCW/Crescent Mezzanine Investment Partners, L.P.

TCW/Crescent Mezzanine Partners, L.P.

TCW/Crescent Mezzanine Trust

TCW Leveraged Income Trust, L.P.

TCW Leveraged Income Trust II, L.P.